As Filed with the Securities and Exchange Commission on December 24, 2013

Registration No. 333-146736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Simcere Pharmaceutical Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 699-18 Xuan Wu Avenue

Xuan Wu District, Nanjing

Jiangsu Province 210042

People’s Republic of China

Attention: Yushan Wan

Tel: +86 25 8556 6666 × 8702

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 SHARE INCENTIVE PLAN

(Full title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shuang Zhao, Esq.

Shearman & Sterling LLP

c/o 12th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road

Central, Hong Kong

(852) 2978-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Simcere Pharmaceutical Group (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 16, 2007, File No. 333-146736 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.01 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s 2006 Share Incentive Plan (the “2006 Plan”). A total of 12,000,000 Ordinary Shares were initially registered for issuance under the Registration Statement.

Simcere Holding Limited, Simcere Acquisition Limited (“Merger Sub”) and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) on August 28, 2013. On December 19, 2013, at an extraordinary general meeting, the shareholders of the Registrant voted to approve the Merger Agreement. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of December 23, 2013 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company (the “Merger”). At the Effective Time, all outstanding Shares and American depositary shares of the Registrant, and all outstanding restricted shares and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Registrant’s share incentive plans were canceled.

As a result of the Merger, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, all of the Ordinary Shares registered under the Registration Statement which remained unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nanjing, China, on December 24, 2013.

Simcere Pharmaceutical Group

By:	/s/ Jinsheng Ren
Name:	Jinsheng Ren
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 24, 2013.

Signature	Capacity

/s/ Jinsheng Ren	Chairman of the Board of Directors and Chief
Jinsheng Ren	Executive Officer (principal executive officer)

/s/ Guoqiang Lin	Director
Guoqiang Lin

/s/ Hongquan Liu	Director
Hongquan Liu

/s/ Alan Au	Director
Alan Au

/s/ John Huan Zhao	Director
John Huan Zhao

/s/ Yushan Wan	Acting Chief Financial Officer
Yushan Wan	(principal financial and accounting officer)

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant, has signed this registration statement or amendment thereto in Newark, Delaware, on December 24, 2013.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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